LETTER AGREEMENT

This Letter Agreement (this “Letter Agreement”), dated as of _______, 2025, by and between __________ (with its registered assigns, the “Investor”), and FiscalNote Holdings, Inc., a Delaware corporation (f/k/a Duddell Street Acquisition Corp., a Cayman Islands exempted company) (the “Company” and, together with the Investor, the “Parties”), modifies certain terms of that certain Subordinated Convertible Promissory Note made by FiscalNote Holdings, Inc., a Delaware corporation (n/k/a FiscalNote Intermediate Holdco, Inc.) (“Legacy FiscalNote”), in favor of the Investor as of _________, 2019 and assumed by the Company (the “Note”). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Note.

WHEREAS, the Parties desire to amend the terms of the Note to (i) permit the Company to convert the Note into shares (the “Conversion Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the Common Stock”), from time to time, (ii) require that the Company pay cash or issue additional shares of Common Stock (the “Additional Shares”) to the Investor if the Investor’s sale of the Conversion Shares does not generate net cash proceeds to the Investor equal to the Current Principal Amount of the Note as of the date of this Letter Agreement plus (a) all PIK Interest thereon that would accrue through the Maturity Date and (b) all fees, costs and expenses of the Broker (“Broker Fees”) in selling the Conversion Shares pursuant to the terms of the Plan and/or Additional Shares, if any, pursuant to any Subsequent Plan (collectively, the “Repayment Amount”) and (iii) extend the Maturity Date as provided herein in the event the amount of the Total Repayments (as defined herein) is less than the Repayment Amount.

WHEREAS, the Investor has entered into a trading plan (the “Plan”) a broker mutually agreed to by the Company and the Investor (the “Broker”) which governs sales of the Conversion Shares as set forth in Exhibit A hereto, and if any Additional Shares or Extended Maturity Date Shares (as defined herein) are issued, the Investor shall enter into one or more subsequent trading plans (each a “Subsequent Plan”) with the Broker governing sales of such Additional Shares and/or Extended Maturity Date Shares.

WHEREAS, concurrently herewith or as soon as reasonably practicable hereafter, Nautilus Venture Partners Fund I, L.P. and Nautilus Venture Partners Fund II, L.P. (together with their respective registered assigns, the “Other Investors”) are also entering into a corresponding letter agreement with the Company amending the terms of the Other Investors’ Subordinated Convertible Promissory Note made by Legacy FiscalNote and assumed by the Company (the “Other Letter Agreement”) and a corresponding trading plan with a brokerage firm.

WHEREAS, the amendment of the Note pursuant to this Letter Agreement, the issuance of the Conversion Shares pursuant to the Note and the issuance of the Additional Shares, if any, and the Extended Maturity Date Shares, if any, pursuant to this Letter Agreement shall be exempt under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Note and this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.
1. Amendments to the Note.

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a.
The Parties agree that the second paragraph of Section 3(b) of the Note is hereby amended and restated in its entirety to read as follows:

“If (a) the Note remains outstanding until or after the Maturity Date, or there is an Extended Maturity Date pursuant to Section 4 of the Letter Agreement, and (b) the Company effects a Conversion Event or a Change of Control within twelve (12) months after repayment, then (whether or not the Note has been so repaid) the Investor shall be entitled to either (i) participate in such Conversion Event at the Conversion Price or (ii) to receive the same consideration it would have in the Change of Control if the Note had remained outstanding (less the amount repaid by the Company, if applicable). In addition, if the Note is converted by the Company pursuant to Section 4(d) and, if applicable, the Company pays the Investor cash or additional shares of Common Stock pursuant to the Letter Agreement, the Note shall be deemed to have remained outstanding for purposes of the foregoing sentence until the later of (i) the Maturity Date or the Extended Maturity Date, if any, and (ii) the date of the last payment of (a) net cash proceeds to the Investor pursuant to the Plan and any Subsequent Plan and (b) cash by the Company to the Investor pursuant to the Letter Agreement, entitling the Investor to participate in such a Conversion Event or receive the same consideration in such a Change of Control, and the amount of the Note repaid by the Company shall be deemed to be equal to the sum of (i) the net cash proceeds paid to the Investor pursuant to the Plan and any Subsequent Plan and (ii) any cash paid by the Company to the Investor pursuant to the Letter Agreement.”

b.
The Parties agree that Section 4 of the Note is hereby amended by inserting a new paragraph (d) as follows (and the subsequent paragraphs in Section 4 are hereby deemed reordered accordingly):

“(d) Company Conversion Option. So long as no Event of Default has occurred and is continuing and subject to the proviso at the end of this sentence, at any time during the period beginning after the 8-K Filing and ending on the close of business on the second trading day immediately prior to the Maturity Date, the Company may from time to time, at its sole election, convert (the “Optional Conversion Right”) all or a portion of the Applicable Amount of the Note into a number of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), equal to the quotient produced by dividing the (i) Current Principal Amount being converted plus PIK Interest thereon that would accrue through the Maturity Date by (ii) the average of the volume weighted average sale price of one share of Common Stock as reported on the New York Stock Exchange for the five (5) consecutive trading day period ending on the last trading day immediately preceding the date of conversion; provided, however, that such shares of Common Stock are Freely Tradeable at issuance and no stockholder approval contemplated by Section 312.03 of the NYSE Listed Company Manual is required with respect to the issuance of any such shares of Common Stock. The “Applicable Amount” means 20.0% of the Current Principal Amount of the Note as of the date of the Letter Agreement plus PIK Interest thereon that would accrue through the Maturity Date. The Company will pay or deliver, as applicable, the shares of Common Stock (and any cash due pursuant to Section 4(g)(ii)) upon any such conversion of this Note to the Investor on or before the second business day immediately after the date of any such conversion. Following an exercise of the Optional Conversion Right, the Company may only subsequently exercise the Optional

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Conversion Right after all shares of Common Stock previously issued to the Investor pursuant to such prior conversion have been sold pursuant to the Plan.”

c.
The Parties agree that the last sentence of Section 4(g)(ii) of the Note (formerly, Section 4(f)(ii) of the Note) is hereby amended and restated in its entirety to read as follows:

“Except as otherwise provided in Section 3(a) or in the Letter Agreement, upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.”

d.
The Parties agree that each of paragraphs (a)(ii) and (a)(iv) of Section 7 is hereby amended by adding the following sentence at the end of each such paragraph:

“Notwithstanding the foregoing, this provision shall not apply to any shares of Common Stock issued pursuant to Section 4(d) or pursuant to the Letter Agreement.”

e.
The Parties agree that the following defined term in Section 6 of the Note is hereby amended and restated in its entirety:

““Transaction Documents” means this Note, the Letter Agreement and the Purchase Agreement.”

f.
The Parties agree that the following defined terms are hereby added to Section 6 of the Note in alphabetical order:

““8-K Filing” shall have the meaning defined in the Letter Agreement.”

““Additional Interest” shall have the meaning defined in the Letter Agreement.”

““Additional Shares” shall have the meaning defined in the Letter Agreement.”

““Broker” shall have the meaning defined in the Letter Agreement.”

““Broker Fees” shall have the meaning defined in the Letter Agreement.”

““Conversion Shares” shall have the meaning defined in the Letter Agreement.”

““Extended Maturity Date” shall have the meaning defined in the Letter Agreement.”

““Extended Maturity Date Payment” shall have the meaning defined in the Letter Agreement.”

““Extended Maturity Date Shares” shall have the meaning defined in the Letter Agreement.”

““Freely Tradeable” means, with respect to any shares of Common Stock issued or issuable pursuant to Section 4(d) or pursuant to the Letter Agreement, that (A) such shares are (or, when issued, will be) issued by the Company pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended (the “Securities Act”), and without any requirement for registration under any state

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securities or “blue sky” laws; (B) (i) all such shares can be sold by the Investor pursuant to Rule 144 under the Securities Act (“Rule 144”) without restriction on volume or manner of sale in any three-month period, and (ii) the Company shall be in compliance with the current public information required under Rule 144; (C) such shares are (or, when issued, will be) (i) represented by book-entries at the Depositary Trust Company and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on the New York Stock Exchange; and (D) no delisting or suspension by the New York Stock Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or is pending as evidenced by (x) a writing by the New York Stock Exchange or (y) the Company falling below the minimum listing maintenance requirements of the New York Stock Exchange.”

““Letter Agreement” shall mean the Letter Agreement, dated as of _______, 2025 (as amended, modified or supplemented), by and among the Company and the Investor.”

““Maturity Date Repayment Amount Difference” shall have the meaning defined in the Letter Agreement.”

““Plan” shall have the meaning defined in the Letter Agreement.”

““Repayment Amount” shall have the meaning defined in the Letter Agreement.”

““Repayment Amount Difference” shall have the meaning defined in the Letter Agreement.”

““Subsequent Plan” shall have the meaning defined in the Letter Agreement.”

““Total Repayments” shall have the meaning defined in the Letter Agreement.”

2. Trading Plan. The Parties agree that any Conversion Shares issued pursuant to the Optional Conversion Right shall be sold only pursuant to the terms of the Plan. If the Investor terminates, or otherwise alters, amends or modifies, the Plan with respect to the Conversion Shares covered thereunder without the prior written consent of the Company at any time when such Conversion Shares are Freely Tradeable and prior to the completion of all sales of such Conversion Shares, the Investor agrees to forfeit any and all rights to receive Additional Shares and/or Extended Maturity Date Shares.

3. Additional Shares. If the sale of the Conversion Shares does not generate net cash proceeds received by the Investor equal to the Repayment Amount prior to the Maturity Date, the Company shall pay the Investor the difference (the “Repayment Amount Difference”) between the Repayment Amount and the net cash proceeds generated from the sale of the Conversion Shares and received by the Investor either, at the Company’s option, (i) in cash on or before the Maturity Date or (ii) subject to the provisos at the end of this sentence, by promptly issuing a number of duly authorized, validly issued, fully paid and non-assessable Additional Shares equal to the quotient produced by dividing the (i) Repayment Amount Difference by (ii) the average of the volume weighted average sale price per one share of Common Stock as reported on the New York Stock Exchange for the five (5) consecutive trading day period ending on the last trading day

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immediately preceding the date of the issuance of the Additional Shares; provided, however, that the Company shall be required to pay the Repayment Amount Difference in cash if any such Additional Shares would not be Freely Tradeable at issuance or stockholder approval contemplated by Section 312.03 of the NYSE Listed Company Manual would be required with respect to the issuance of any such Additional Shares; and provided, further, that if the Company opts to issue the Additional Shares and the sale of the Additional Shares does not generate net cash proceeds received by the Investor equal to the Repayment Amount Difference prior to the Maturity Date, the Company shall pay the Investor in cash on or before the Maturity Date the difference between the Repayment Amount Difference and the net cash proceeds generated from the sale of the Additional Shares and received by the Investor.

4. Extended Maturity Date. Notwithstanding anything to the contrary in the Transaction Documents, on the Maturity Date, if the amount of the Total Repayments is less than the Repayment Amount, the Maturity Date shall be extended until the earlier of (i) April 15, 2026 and (ii) an Event of Default (the “Extended Maturity Date”). The Maturity Date Repayment Amount Difference (as defined below) shall be deemed to be the principal amount of the Note immediately after the Maturity and shall bear interest at a rate equal to 25% per annum beginning on the day after the Maturity Date (the “Additional Interest” and, collectively with the Maturity Date Repayment Amount Difference, the “Extended Maturity Date Payment”), and the Maturity Date Repayment Amount Difference plus all Additional Interest thereon shall be due to the Investor, and payable in cash, on or prior to the Extended Maturity Date; provided, however, the Company shall be permitted to satisfy its obligation with respect to the Extended Maturity Date Payment, subject to the provisos at the end of this sentence, by promptly issuing a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the “Extended Maturity Date Shares”), equal to the quotient produced by dividing the (i) Maturity Date Repayment Amount Difference plus (a) all Additional Interest thereon that would accrue through the Extended Maturity Date and (b) all fees, costs and expenses of the Broker in selling the Extended Maturity Date Shares pursuant to the terms of any Subsequent Plan by (ii) the average of the volume weighted average sale price per one share of Common Stock as reported on the New York Stock Exchange for the five (5) consecutive trading day period ending on the last trading day immediately preceding the date of the issuance of the Extended Maturity Date Shares; provided, further, that the Company shall be required to pay the Extended Maturity Date Payment in cash if any such Extended Maturity Date Shares would not be Freely Tradeable at issuance or stockholder approval contemplated by Section 312.03 of the NYSE Listed Company Manual would be required with respect to the issuance of any such Extended Maturity Date Shares; and provided, further, that if the Company opts to issue the Extended Maturity Date Shares and the sale of the Extended Maturity Date Shares does not generate net cash proceeds received by the Investor equal to the Extended Maturity Date Payment prior to the Extended Maturity Date, the Company shall pay the Investor in cash on or before the Extended Maturity Date the difference between the Extended Maturity Date Payment and the net cash proceeds generated from the sale of the Extended Maturity Date Shares and received by the Investor. The “Maturity Date Repayment Amount Difference” shall mean 200.0% of the difference between (i) the Current Principal Amount of the Note as of the date of this Letter Agreement plus all PIK Interest thereon that would accrue through the Maturity Date, less (ii) the Total Repayments (after payment of all Broker Fees by the Investor). The “Total Repayments” shall mean the sum of (i) the aggregate net cash proceeds received by the Investor from the sale of

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the Conversion Shares and/or Additional Shares immediately prior to the Maturity Date and (ii) any cash payments by the Company to the Investor pursuant to Section 3 hereof immediately prior to the Maturity Date.

5. Event of Default. Notwithstanding anything to the contrary in the Transaction Documents, there shall be no Event of Default if the Maturity Date is extended to the Extended Maturity Date and the Company otherwise complies with its obligations under the Transaction Documents; provided, however, if following an extension of the Maturity Date to the Extended Maturity Date, the Investor shall not have received the Extended Maturity Date Payment on or prior to the Extended Maturity Date (i) in cash or (ii) through net cash proceeds from sales of the Extended Maturity Date Shares, that shall constitute an Event of Default on the Extended Maturity Date.

6. Forfeiture of Conversion Shares/Additional Shares/Extended Maturity Date Shares. Notwithstanding anything to the contrary in this Agreement, if the Investor sells Conversion Shares and/or Additional Shares and the aggregate net cash proceeds in respect thereof received by the Investor equals the Repayment Amount, (a) the Investor shall forfeit the remaining Conversion Shares and/or Additional Shares, as the case may be, and shall cooperate with the Company and deliver all documents reasonably requested to the Company and/or its transfer agent to effectuate such forfeiture and (b) any remaining amount owed in respect of the Current Principal Amount plus PIK Interest thereon that would accrue through the Maturity Date shall be cancelled and, except as otherwise provided therein, the Note shall be deemed fully discharged. Notwithstanding anything to the contrary in this Agreement, if the Investor sells Extended Maturity Date Shares and the aggregate net cash proceeds in respect thereof received by the Investor equals the Extended Maturity Date Payment, (a) the Investor shall forfeit the remaining Extended Maturity Date Shares and shall cooperate with the Company and deliver all documents reasonably requested to the Company and/or its transfer agent to effectuate such forfeiture and (b) any remaining amount owed in respect of the Maturity Date Repayment Amount Difference plus Additional Interest thereon that would accrue through the Extended Maturity Date shall be cancelled and, except as otherwise provided therein, the Note shall be deemed fully discharged.

7. Documentation to Evidence Sale of Conversion Shares/Additional Shares/Extended Maturity Date Shares. When determining the net cash proceeds received by the Investor from any sale of Conversion Shares, Additional Shares and/or Extended Maturity Date Shares, as the case may be, the Investor shall, or shall cause the Broker to, provide such supporting documentation as Company reasonably requests including the (a) number of Conversion Shares, Additional Shares and/or Extended Maturity Date Shares sold, (b) date of such sales and (c) sales proceeds received by the Investor upon the sale of such shares of Conversion Shares, Additional Shares, if any, and/or Extended Maturity Date Shares, if any.

8. Calculation of PIK Interest. For purposes of calculating the PIK Interest that would accrue through the Maturity Date, the second sentence of Section 1.3(c) of the Note shall be disregarded.

9. Broker Fees; Expenses. Each Party will bear its own legal and other expenses with respect to this Letter Agreement and the transactions contemplated herein; provided, however, that the Company will reimburse the Investor’s and the Other Investors’ reasonable, documented

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legal and other third party expenses, subject to an aggregate cap of $70,000; provided, further, the Company shall pay all documentary, stamp or similar issue or transfer taxes due on the issue of any Conversion Shares, Additional Shares, if any, and/or Extended Maturity Date Shares, if any.

10. Securities Act Exemptions. The Company represents and warrants that the amendment of the Note pursuant to this Letter Agreement, the issuance of the Conversion Shares pursuant to the Note, the issuance of the Additional Shares, if any, and the issuance of the Extended Maturity Date Shares, if any, pursuant to this Letter Agreement shall be exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(9) of the Securities Act. The Company acknowledges and agrees that the Investor is not an “affiliate” (as defined in Rule 144 under the Securities Act (“Rule 144”)) of the Company. The Company represents and warrants that it has: (i) filed all required reports under section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding the date hereof, other than Form 8-K reports; and (ii) submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T under the Exchange Act, during the 12 months preceding the date hereof. From the date hereof, and for as long as the Investor shall own any Conversion Shares, Additional Shares, if any, and/or Extended Maturity Date Shares, if any, the Company covenants that it will timely (i) file all required reports under section 13 or 15(d) of the Exchange Act, other than Form 8-K reports; and (ii) submit electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T under the Exchange Act. The Company further covenants that it shall take such further action as the Investor or the Broker may reasonably request, all to the extent required from time to time to enable the Investor and the Broker to sell Conversion Shares, Additional Shares, if any, and/or Extended Maturity Date Shares, if any, without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any customary legal opinions to the Company’s transfer agent. Upon the request of the Investor, the Company shall deliver to the Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

11. Representations and Warranties. The Company hereby agrees, acknowledges and confirms that, by executing this Letter Agreement, the Company shall be deemed to have made all of the representations and warranties in Section 2(a), (b), (c), (d), (f) and (g) under the Purchase Agreement as of the date hereof and all of such representations and warranties are true and correct as of the date hereof as if such representations and warranties were made by the Company; provided, however, the following capitalized terms in such representations and warranties mean the following for purposes of this Section 10: “Company” shall mean the Company (as defined in this Letter Agreement); “Senior Indebtedness” shall mean the Second Amended and Restated Credit and Guaranty Agreement, dated as of July 29, 2022, by and among FiscalNote, Inc., as Borrower and Borrower Representative, each other borrower and guarantor party thereto from time-to-time, the lenders party thereto from to time, and Runway Growth Finance Corp., as administrative and collateral agent for the lenders, as amended from time to time; and “Transaction Documents” shall mean the Transaction Documents (as defined in this Letter Agreement).

12. Effect of Agreement. Except as amended hereby, the Note is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as waived, modified, amended and/or

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restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the Note and this Letter Agreement, the provisions of this Letter Agreement will prevail and govern. All references to the Note shall hereinafter refer to the Note as waived and modified by this Letter Agreement.

13. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

14. Entire Agreement. The Note and this Letter Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.

15. Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary, and agree to cooperate with each other and act in good faith, to carry out the purposes and intent of this Letter Agreement.

16. Counterparts. This Letter Agreement may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

17. Disclosure. No later than 5:30 p.m., New York time, on the fourth (4th) business day after the date of this Letter Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Letter Agreement in the form required by the Exchange Act, (the “8-K Filing”). From and after the 8-K Filing, the Company shall have disclosed all material, non-public information regarding the Company (if any) provided to the Investor by the Company or any of its officers, directors, employees or agents. Other than as required under the Transaction Documents, the Company shall not, and the Company shall cause each of its officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company from and after the date hereof unless prior thereto the Investor shall have consented in writing to the receipt of such information and agreed with the Company to keep such information confidential. If any material, non-public information regarding the Company is required to be provided by the Company to the Investor pursuant to the Transaction Documents, the Company shall obtain the Investor’s prior written consent prior to providing such information to the Investor, and if the Investor fails to provide such written consent, the Company shall not be deemed to be in breach of any of the Transaction Documents as a result of the failure to provide such information.

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IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first written above.

FISCALNOTE HOLDINGS, INC.

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Letter Agreement – Wealth Plus]

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Exhibit A

Trading Parameters

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